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                                                                  EXHIBIT 10.4

                             EMPLOYMENT AGREEMENT

      AGREEMENT (this "Agreement") made as of the 17th day of June, 1999, between TBM Holdings, Inc., a Florida corporation with its principal offices in Westport, Connecticut (the "Company"), and William Schwartz, an individual residing in Westport, Connecticut (the "Executive").

                             W I T N E S S E T H:

      WHEREAS, the Executive is currently an owner and employee of TBM Consulting Group, Inc., a North Carolina company ("Consulting") that provides consulting and management services to manufacturing companies;

      WHEREAS, the Company desires to retain the services of the Executive and the Executive desires to be employed by the Company, for the term of this Agreement upon the terms and conditions hereinafter described;

      WHEREAS, Consulting does not object to the Executive's employment by the Company and agrees to waive any conflicts-of-interest resulting therefrom or agreements with respect to non-competition.

      NOW THEREFORE, the parties agree as follows:

SECTION 1:  EMPLOYMENT OF EXECUTIVE:  DUTIES AND RESPONSIBILITIES

      (1.1) Employment of Executive. The Company shall employ the Executive and the Executive shall provide services to the Company subject to the terms and conditions hereof.

      (1.2) Term of Employment. The Executive's employment by the Company hereunder shall be for the period commencing on June 17, 1999 and ending on June 16, 2003 (as the

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same may be extended hereunder, the "Employment Period"), unless sooner terminated pursuant to the provisions of Section 3.1 hereof. Thereafter, unless either party gives notice to the contrary, the Employment Period shall be automatically extended for a period of one year and shall be subject to further such automatic extensions; provided, however, that not later than sixty (60) days prior to the expiration of the Employment Period, either party may give notice of non-extension to the other, in which case the Employment Period shall not be extended and will terminate.

      (1.3) Offices and Positions of Executive. During the Employment Period, unless otherwise mutually agreed by the Company and the Executive, the Executive shall be the President and Chief Operating Officer of the Company.

      (1.4)  Duties and Responsibilities.  During the Employment Period:

            (a) The Executive shall perform customary duties and responsibilities as are required by the By-laws of the Company together with such other duties as the Board of Directors of the Company shall reasonably assign to the Executive from time to time during the Employment Period.

            (b) (i) During the period from the inception of this Agreement until such time as the Company acquires its first manufacturing business in accordance with the terms of the Business Plan prepared by Executive and presented to the Company (the "Pre-Acquisition Period"), the Executive shall spend approximately one-half of his business time to carrying out his duties as President and Chief Operating Officer of the Company; provided, however, that Executive shall spend at least 25 hours/week performing his duties for the Company.

               (ii) Thereafter (the "Post-Acquisition Period"), the Executive shall devote his full business time to carrying out his responsibilities as President and Chief Operating Officer of the Company except as otherwise provided herein or as agreed by the parties. The Executive

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covenants that during the Post-Acquisition Period his activities on behalf of the Company shall be his primary business activity, involving all of his working time during business hours, and that he will not be engaged as an employee of any other business or company. If the initial acquisition is not of sufficient size to justify full time involvement of the Executive, then the working hours of the Executive will be adjusted accordingly. If at the completion of the "Stabilize/Turnaround" phase of the Kaizen Growth Strategy, the acquired manufacturing company has hired an operating President and Chief Executive Officer and senior management team satisfactory to the Company's Board of Directors and the Board of Directors determines that the acquired manufacturing company is performing in accordance with the Business Plan and the operating management team is capable of handling the operating and long term strategic and growth needs of the business without the full time assistance of the Executive, the Board of Directors may reduce the Executive's time commitment at that time such that no less than one-half of his business time will be carrying out the business of the Company and his base salary will be reduced to 50% of his salary at that time reimbursed pro rata to Consulting.

            (c) The Executive will be able to spend such reasonable time as is necessary to fulfill his board duties to Consulting and the Alexander Doll Company as is not inconsistent with the foregoing paragraphs.

SECTION 2:  COMPENSATION; REIMBURSEMENT; INDEMNIFICATION; BENEFITS

      (2.1) Base Salary. During the Pre-Acquisition Period, the Company shall reimburse Consulting for the Executive's salary in an amount equal to One Hundred Thirty Thousand Dollars ($130,000) per annum plus 50% of the Executive's benefits as set forth in Section 2.4 and Incentive Compensation. During the Post-Acquisition Period, the Company shall pay to the Executive's aggregate annual base salary (the "Base Salary") in an amount as may be from time to time determined by the Board of Directors of the Company, but (subject to the provisions of the next sentence) in no event at a rate of less than Two Hundred Sixty Thousand Dollars ($260,000.00) per annum. If the initial acquisition is not of sufficient size to justify the full time


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involvement of the Company, and the Executive's hours have been adjusted, then his compensation shall be adjusted accordingly.

      (2.2) Payment of Base Salary. Except as provided in Section 2.3 hereof, the Company shall pay the Base Salary due the Executive in equal installments to be paid on at least a monthly basis less appropriate withholding for federal taxes and deductions, and in accordance with the policy of the Company as in effect from time to time for the payment of salary to senior executive personnel.

      (2.3) Incentive Compensation. In addition to the payment to the Executive of the Base Salary and the other payments and benefits available to the Executive under this Agreement, and except as otherwise provided in this
Section 2.3, as soon as reasonably possible after the last day of each fiscal year during the term of the Employment Period, the Company's compensation committee shall determine if to pay to the Executive incentive compensation (the "Incentive Compensation") and the extent thereof.

      (2.4) Other Benefits. The Executive shall be entitled to participate in such employee benefits as are generally made available by the Company to its key executive employees and as are more specifically provided in this Agreement, which may include, without limitation, major medical, disability coverage, sick pay benefits, vacation pay and participation in any retirement plan or plans to the extent permitted by the terms thereof; provided, however, that except as otherwise specifically provided in this Agreement the Executive shall not be entitled to any performance related or any other special compensation unless specifically authorized by the Company's Board of Directors.

      (2.5)  Insurance.

            (a) Keyman Life Insurance. In addition to any other payments or benefits available to the Executive under this Agreement, during the Employment Period the Company


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will arrange for the Executive to be covered at all times by, and shall pay all premiums, on a policy or policies of life insurance on the life of the Executive in the aggregate amount of Five Million Dollars ($5,000,000.00), the disposition of the proceeds of which $5,000,000.00 shall be paid to the Company.

            (b) Other Insurance. The Executive shall be entitled to participate in any Company major medical plan, business travel plan, disability income plan and any other plan or insurance maintained by the Company providing hospitalization, medical, disability or other similar protection to the extent, in the manner, and according to the terms and conditions applicable to senior executive personnel generally.

      (2.6)  Vacation.  The Executive shall be entitled to a minimum of four
(4) weeks' paid vacation per year.

SECTION 3:  TERMINATION OF EMPLOYMENT

      (3.1) Termination of Employment Period. The Employment Period shall terminate as provided in Section 1.2 or may terminate sooner as follows:

            (a) Termination on Death. The Employment Period shall terminate upon the death of the Executive.

            (b)  Termination by Company.

                  (i) Termination for Cause. The Company may terminate the Employment Period for "cause" at any time upon ten (10) days' prior written notice to the Executive stating the facts constituting such "cause." For the purpose of this Section 3.1(b) the term "cause" shall mean gross incompetence, gross negligence, gross insubordination, embezzlement, conviction of a felony or any crime involving moral turpitude, willful misconduct of a material nature, or any


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acts of fraud involving the Company or any acts that have a material adverse effect on the reputation of the Company, by the Executive as determined in good faith by the Board of Directors of the Company. In any such determination, Executive shall not participate in the vote with respect thereto.

                  (ii) Termination for Incapacity. The Company may terminate the Employment Period if the Executive shall become mentally or physically ill, disabled or otherwise incapacitated so as to render him unable to perform substantially all of his duties hereunder for a period of six (6) months during any twelve (12) month period by giving the Executive thirty (30) days' prior written notice, subject to the Americans with Disabilities Act.

                  (iii) Termination for Breach of Agreement. The Company may terminate the Employment Period in the event of a breach by the Executive of the terms and conditions hereof having a material adverse effect on the Company upon thirty (30) days' prior written notice to the Executive stating the facts constituting such breach, provided, however, that the Executive shall have ten
(10) days' after receipt by him of such notice to cure such state of affairs or facts constituting a breach and thereby continue the Employment Period; provided, however, that upon a subsequent substantially similar breach hereof by the Executive, the Employment Period may be terminated by the Company without affording the Executive an opportunity to cure.

                  (iv) Termination Without Cause. Exclusive of the provisions of Sections 3.1(b)(i), (ii) and (iii) above, the Company may terminate the Employment Period at any time by giving the Executive ninety
(90) days' prior written notice.

      (3.2)  Payments on Termination.

            (a) Upon termination of the Employment Period by the Company for the reasons stated in Section 3.1(b)(iv) hereof the Company shall continue to pay to the Executive, for a period of one (1) year subsequent to such termination, his Base Salary at the rate in effect at the


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time of such termination together with the benefits as are provided for in
Section 2.4 hereof (to the extent permitted under the terms of the plans and applicable law). The Company shall continue to pay such amounts at the same intervals as was the practice for the Company during the Employment Period.

            (b) Upon any other termination of the Employment Period pursuant to Section 3.1, the Company shall only be obligated to pay Executive amounts accrued hereunder through the effective date of termination and Executive will not be entitled to any severance payments.

      (3.3) Change of Control. The Executive shall be entitled to terminate his employment upon a change of control and shall be entitled to all of the salary, benefits and other rights provided through this Agreement as though the termination had been initiated by the Company without cause under Section 3.1(b)(iv) upon the occurrence of any of the following events: (a) the acquisition after the beginning of the Employment Period in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by any person or entity (other than Executive or Chairman) or any group of persons or entities (other than the Executive) who constitute a group (within the meaning of Section 13d-5 of the Exchange Act) of any securities of the Company such that as a result of such acquisition such person or entity or group beneficially owns (within the meaning of Rule 13d-3(a)(1) under the Exchange Act) more than 50% of the Company's then outstanding voting securities entitled to vote on a regular basis for a majority of the Board of Directors of the Company; or (b) the sale of all or substantially all of the assets of the Company (including, without limitation, by way of merger, consolidation, lease or transfer) in a transaction (except for a sale-leaseback transaction) where the Company or the holders of common stock of the Company do not receive (i) voting securities representing a majority of the voting power entitled to vote on a regular basis for the Board of Directors of the acquiring entity or of an affiliate which controls the acquiring entity, or (ii) securities representing a majority of the equity interest in the acquiring entity or of an affiliate that controls the acquiring entity, if other than a corporation; provided, that if the Executive becomes entitled to any payments (whether


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hereunder or otherwise) by reason of an event described in Internal Revenue
Code Section 280G (a "Parachute Event") that would constitute "excess parachute payments" (as defined in Internal Revenue Code Section 280G) if paid, then the Executive's entitlement to such payments shall be reduced by such amount as will cause none of such payments to constitute excess parachute payments, if, and only if, the net amount received by the Executive by reason of the Parachute Event, after imposition of all applicable taxes (including taxes under Internal Revenue Code Section 4999), would be greater after such reduction than if such reduction were not made.

SECTION 4:  ADDITIONAL COVENANTS

      In consideration of the compensation, benefits and other accommodations being extended by the Company to Executive in this Agreement, Executive covenants and agrees with the Company as follows:

      (4.1)  Nondisclosure; New Developments.

            (a) Executive covenants and agrees that except as specifically required in the performance of his duties hereunder or as required by law, and as shall be in the best interest of the Company, on and after the date hereof, he will not disclose to any person or business entity, or use for his personal benefit, gain or otherwise, any confidential or proprietary information which he acquires or has acquired during his employment with the Company, as to the financial position, business methods, systems, customers, suppliers, techniques, development projects or results thereof, trade secrets, inventions, knowledge and processes used or developed by the Company, or any other proprietary or confidential information relating to or dealing specifically with the Company. Excluded from Executive's obligations of confidence is any part of such confidential information that can be demonstrated to have been in the public domain prior to the date of this Agreement. Upon termination of the Employment Period, Executive agrees to deliver to the Company any drawings, documents, designs, records or other written material regarding proprietary information of the Company then in his possession. The foregoing shall be


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without prejudice to any rights or remedies of the Company under any state law protecting trade secrets or information.

            (b) Any discovery, invention, process, concept, work or improvement made or discovered by the Executive while employed by the Company in connection with or in any way affecting or relating to the business of the Company (as then carried on or under active consideration) or capable of being used or adapted for use therein or in connection therewith shall forthwith be disclosed to the Company and shall belong to and be the absolute property of the Company. The Executive, if and whenever required so to do by the Company, shall at the expense of the Company apply or join with the Company in applying for any applicable registration or protection in the United States and in any other part of the world for any such discovery, invention, process, concept, work or improvement and shall at the expense of the Company execute all instruments and do all things necessary for vesting such registration or protection in the Company absolutely and as sole beneficial owner or in such other person as the Company may specify.

      (4.2) Covenant Not To Compete. Executive covenants and agrees that during the Employment Period, and for a period of two years following the termination of the Employment Period, he will not directly or indirectly, without the prior written consent of the Company, (i) engage directly or indirectly for his own account or in any commercial capacity as an owner, officer, director, partner, employee, consultant or representative of another person or entity, within the continental United States, in any business competitive with the business conducted by the Company at the time of termination, or (ii) during the Employment Period and for a period of one (1) year following the termination of the Executive's employment with the Company, the Executive shall not solicit for employment, directly or indirectly, any employee of the Company who was employed with the Company within the one (1) year period immediately prior to such solicitation or employment. This Section 4.2 shall not be applicable in the event that (x) the Employment Period is terminated early by the Company, other than for cause, or (y) the Employment Period is terminated by the Executive as a result of material breach by the


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Company of its obligations hereunder.  Notwithstanding anything to the contrary contained herein, following the Executive's termination of employment hereunder for any reason, the provisions of this Paragraph 4.2 shall not prohibit the Executive's re-employment by Consulting.

      (4.3) Injunctive Relief. Executive acknowledges that any violation or threatened violation of the provisions of Sections 4.1 or 4.2 will cause irreparable injury to the Company, and the Executive hereby agrees that, in addition to any other remedies available to Company, the Company shall be entitled to temporary or permanent injunctive relief in connection with any such violation or threatened violation.

SECTION 5:  GENERAL PROVISIONS

      (5.1) Non-Assignability. Neither this Agreement nor any obligation, right or interest hereunder shall be assignable by the Executive, his beneficiary or legal representatives without the prior written consent of the Company; provided however, that nothing in this Section 4.1 shall preclude the Executive from designating in writing a beneficiary or beneficiaries to receive any compensation payable to him or any other benefit receivable by him under this Agreement upon the death or incapacity of the Executive, nor shall it preclude the executors, administrators or any other legal representatives of the Executive or his Estate from assigning any rights hereunder to the person or persons entitled thereto. Neither this Agreement nor any right or obligation arising hereunder shall be assignable by the Company, its successors, assigns, beneficiaries or legal representatives either directly by assignment or by a merger, consolidation sale of assets or other form of business combination, or disposition, without the prior written consent of the Executive.

      (5.2) Severability. This Agreement shall be deemed severable, and any part hereof which may be held invalid by a court or other entity of competent jurisdiction shall be deemed automatically excluded from this Agreement and the remaining parts shall remain in full force and effect.


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      (5.3)  Merger.  This Agreement contains the entire understanding of the parties hereto and constitutes the only agreement between the Company and the Executive regarding the employment of the Executive by the Company. This Agreement supersedes all prior agreements, either express or implied, between the parties hereto regarding the employment of the Executive by the Company.

      (5.4) Amendment. None of the terms and conditions of this Agreement shall be amended or modified unless expressly consented to in writing and signed by each of the parties hereto.

      (5.5) Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, other legal representatives and permitted successors and assigns, as the case may be.

      (5.6) Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of Connecticut.

      (5.7) Notices. All notices or other communications to be given by the parties among themselves pursuant to this Agreement shall be in writing, and shall be deemed to have been duly made if mailed by certified mail, hand delivered or sent by overnight courier service to the Company at its principal executive offices and to the Executive at his address as first set forth above. Any of the parties hereto may change its respective address upon written notice to the other given in the manner provided in this Section.

      (5.8) Waiver. No waiver by any of the parties to this Agreement of any condition, term or provision of this Agreement shall be deemed to be a waiver of any preceding or subsequent breach of the same or any other condition, term or provision hereof.


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      (5.9)  Arbitration.  Except with respect to any injunctive relief specifically provided for pursuant to this Agreement, any differences, claims, or matters in dispute arising between the Executive and the Company out of this Agreement or connected herewith shall be submitted to binding arbitration under the commercial arbitration rules of the American Arbitration Association or its successor and the determination of the arbitrator shall be final and binding on the parties. The decision of the arbitrator may be entered as a judgment in any court of the State of Connecticut, or elsewhere.


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      IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as at the date and year first above written.


                                          /s/William A. Schwartz
                                    --------------------------------------
                                    William A. Schwartz



                                    TBM HOLDINGS, INC.


                                    By:  /s/Anand Sharma
                                       -----------------------------------
                                       Anand Sharma
                                       Its Chief Executive Officer



Agreement and waiver acknowledged
this 17th day of June, 1999.


TBM CONSULTING GROUP, INC.


By:  /s/Anand Sharma
   -----------------------------------
   Anand Sharma
   President



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